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                                            Exhibit 5.1 and 23.2


                                            September 29, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  BANK ONE CORPORATION
              BANK ONE Capital V
              BANK ONE Capital VI
              BANK ONE Capital VII
              BANK ONE Capital VIII
              BANK ONE Capital IX
              BANK ONE Capital X
              Form S-3 Registration Statement
              -------------------------------

Ladies and Gentlemen:

     I am Executive Vice President, Chief Legal Officer and Secretary of BANK ONE CORPORATION, a Delaware corporation (the "Company"), and in such capacity, I, or members of my staff subject to my supervision, have represented the Company and BANK ONE Capital V, BANK ONE Capital VI, BANK ONE Capital VII, BANK ONE Capital VIII, BANK ONE Capital IX and BANK ONE Capital X, all of the foregoing being statutory business trusts sponsored by the Company created under the laws of the State of Delaware (the "Trusts"), in connection with the Registration Statement on Form S-3 of the Company and the Trusts concurrently being filed with the Securities and Exchange Commission (the "Registration Statement") relating to (i) preferred securities which may be issued by one or more of the Trusts representing undivided beneficial interests in the assets of such Trusts (collectively, the "Preferred Securities"), (ii) junior subordinated debt securities of the Company which may be issued and sold from time to time to one or more Trusts (the " Junior Debt Securities"), (iii) guarantees of the Company for certain payments on liquidation, redemption or otherwise with respect to the Preferred Securities (the "Guarantees") and (iv) debt securities of the Company which may be of a senior or subordinated rank (the "Debt Securities"). The Preferred Securities, the Junior Debt Securities, the Guarantees and the Debt Securities are referred to herein collectively as the "Offered Securities".

     The Offered Securities will be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the
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                                     Continuing our letter of September 29, 2000

                                     Sheet no. 2





"Prospectus") and supplements to the Prospectus (the "Prospectus Supplement"). The Junior Debt Securities will be issued under an Indenture dated as of January 1, 1997, between the Company and The Chase Manhattan Bank, as trustee, (as supplemented to the date hereof, the "Junior Indenture"). The Preferred Securities will be subject to the terms of the amended and restated declaration of trust applicable to the Trust issuing such Preferred Securities (each, a "Declaration of Trust"). The Guarantees will be entered into from time to time by the Company in connection with the issuance of Preferred Securities. The Debt Securities will be issued under one of two indentures, each dated as of March 3, 1997, and each supplemented as of October 2, 1998, between the Company and The Chase Manhattan Bank, as trustee (collectively, as so supplemented, the "Indentures"). The Junior Indenture, the form of Declaration of Trust for each Trust, the form of Guarantee and the Indentures are exhibits to the Registration Statement.

     I have reviewed such corporate records and other documents and have made such further examinations and inquiries as I have deemed necessary to enable me to express the opinions set forth herein.

     Based on the foregoing, and subject to the qualifications and limitations stated herein, it is my opinion that:

           (i) upon the issuance, authentication and delivery of the Junior Debt Securities in accordance with the provisions of the Junior Indenture against payment therefor, the Junior Debt Securities will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity;

          (ii) upon the due execution of the Declaration of Trust and the issuance, authentication and delivery of the Preferred Securities in accordance with the provisions of such Declaration of Trust against payment therefor, the Preferred Securities will be duly and validly issued and fully paid and non-assessable undivided beneficial interests in the assets of the relevant Trust;

         (iii) upon the due execution of the Guarantee and the issuance, authentication and delivery of the Guarantee in accordance with its terms upon issuance of the related Preferred Securities, the Guarantee will constitute the legal, valid and binding obligation of the Company enforceable in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy,
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                                     Continuing our letter of September 29, 2000
                                      Sheet no. 3


               reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity; and

          (iv) upon the issuance, authentication and delivery of the Debt Securities in accordance with the provisions of the applicable Indenture against payment therefor, the Debt Securities will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

     I am a member of the Bar of the State of Illinois, and I do not express any opinion herein concerning any law other than the law of the State of Illinois, the federal law of the United States and the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name whenever it appears in such Registration Statement, including the Prospectus and any Prospectus Supplement constituting a part hereof, as originally filed or as subsequently amended.

                                            Very truly yours,



                                            /s/ Christine A. Edwards